Exhibit 1 Deloitte Touche Tohmatsu 35/F One Pacific Place 88 Queensway Hong Kong Tel: +852 2852 1600 Fax: +852 2541 1911 Email: mail@deloitte.com.hk www.deloitte.com/cn December 3, 2010 Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549-7561 Dear Sirs/Madams: We have read China Enterprises Limited’s Form 6-K dated December 3, 2010, and have the following comments: 1. We agree with the statements made in paragraphs 2, 4 and 5. 2. We have no basis on which to agree or disagree with other statements of the registrant contained therein. Yours truly, Audit • Tax • Consulting • Financial Advisory • Member of Deloitte Touche Tohmatsu